Exhibit 10.8

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is effective as of April 22, 2005, (the “Effective Date”) by and between MedImmune, Inc., a Delaware corporation (“MedImmune”) and Applied Genetic Technologies Corporation, a Delaware corporation (“AGTC”). MedImmune and AGTC may be referred to in this Agreement collectively as the “Parties” or individually as “Party.”

Recitals:

A. MedImmune previously obtained an exclusive commercial license under certain intellectual property from the Arch Development Corporation (“Arch”) pursuant to a license agreement dated July 1, 1992, as amended on March 15, 1996 and May 8, 2000 (the “Arch License Agreement”).

B. AGTC desires to obtain from MedImmune an exclusive license under the Patent Rights (as defined below) to research, develop, make, have made, use, import, export, offer for sale and sell Products (as defined below).

C. MedImmune is willing to grant a license under the Patent Rights to AGTC upon the terms and conditions set forth in this Agreement.

In consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

Agreement:

ARTICLE I

DEFINITIONS

The following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to a person or entity, any other person or entity controlling or controlled by or under common control with such person or entity. For purposes of this definition, the term “control” means possession of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.2 “Arch Inventions” shall mean the devices, machines, methods, processes, manufactures, compositions of matter and uses (in case whether or not patentable) disclosed in or by the patents and patent applications deriving from Arch and listed on Appendix A.

1.3 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

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1.4 “Field” shall mean the production and manufacture of recombinant adeno-associated viruses (rAAV) for use in the treatment of humans.

1.5 “First Commercial Sale” shall mean, with respect to a country, the first sale of any Product by AGTC, its Affiliates or Sublicensees to a Third Party in that country. The sale shall be deemed to occur on the earlier of (a) the date the Product is shipped to the Third Party or (b) the date of the invoice to the Third Party for the Product.

1.6 “Improvement” shall mean (i) any enhancement, modification, optimization of a Product (other than modifications or changes in the serotype or outside capsid proteins of the vector, including the modification of the capsid by attaching proteins, enzymes or other modifications, changes in the gene expressed using the vector to treat disease or other changes to the Product’s gene construct or vector serotype) or (ii) any enhancement, modification, scale-up, manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of a Product, in each case whether or not patentable. For the purposes of clarity, “Improvement” is intended to cover changes that do not substantially change the character of the Product. By way of example, “Improvement” includes alternative manufacturing methods (including production and purification modifications), formulation changes such as alternative buffers or additives, changes to the gene expression cassette that allow for more efficient packaging of the gene or dosing changes (either through amount of vector delivered or better expression of the gene).

1.7 “IND” shall mean an Investigational New Drug Application filed with the United States Food and Drug Administration (FDA) or any successor thereto.

1.8 “Indication” shall mean a separate and distinct disease, disorder or medical condition, in humans, including the symptoms thereof, that a Product is intended to treat, prevent and/or ameliorate.

1.9 “Net Sales” shall mean the (i) gross amount invoiced or otherwise received on account of the sale or other disposition of the Product to a Third Party by AGTC, its Affiliates or Sublicensees (other than distributors) in the Territory or (ii) the gross amount invoiced or otherwise received on account of the sale or disposition of the Product to a Third Party by AGTC, its Affiliates or Sublicensees (other than distributors) outside of the Territory if the Product is manufactured in the Territory less the following, to the extent included in the invoice price:

(a) actual credits, allowances, discounts, refunds, and rebates to, and chargebacks for the account of, such Third Parties for Product, and rebates to federal, state or local governments for the Product;

(b) cash, quantity and trade discounts actually granted to such Third Parties;

(c) the actual amount of bad debt calculated in accordance with generally accepted accounting principles as consistently applied in the United States;

(d) freight, postage, shipping and insurance, handling and other transportation costs provided that such amounts are included in the gross amount invoiced;

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(e) taxes (including without limitation sales, value-added or excise taxes) tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of Products.

If a Product is sold in the form of a combination product containing one or more active components which are not Products, or sold in combination with one or more separate products which are not Products (a “Combination Product”), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the average sales price of the Product, if sold separately in finished form, and B is the average sales price of all other components or products in the combination, if sold separately in finished form. If the Product is sold separately in finished form but the other components(s) or product(s) in the Combination Product are not sold separately in finished form, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction C/(C+D) where C is the average sales price of the Product and D is the difference between the average sales price of the Combination Product and the average sales price of the Product. If the other component(s) or product(s) in the Combination Product is sold separately in finished form but the Product is not sold separately in finished form, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction one (1) minus (C/(C+D)) where C is the average sales price of the other component(s) or product(s) in the Combination Product and D is the difference between the average sales price of the Combination Product and the average sales price of the other component(s) or product(s). If neither the Product nor the other component(s) or product(s) of the Combination Product is sold separately in finished form, Net Sales of such a Combination Product shall be determined by the Parties in good faith based on the relative fully allocated costs of goods for each active component or product, as applicable.

The transfer of any Product by AGTC or one of its Affiliates or Sublicensees (other than a distributor) to an Affiliate of such transferring party shall not be considered a sale. In such cases, Net Sales shall be determined based on the gross invoiced sales made by such transferring party Affiliate to a Third Party, less the adjustments allowed under this Section.

1.10 “Patent Rights” shall mean MedImmune’s interest in the patents listed on Appendix A and MedImmune’s interest in any reissues, reexaminations, extensions or substitutes thereof.

1.11 “Phase III Clinical Trial” shall mean a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that the Product is safe and efficacious for its intended use, and to define warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to provide an adequate basis for U.S. Regulatory Approval of such Product or label expansion of such Product.

1.12 “Product(s)” shall mean any product in the Field developed, made, used, imported, exported, offered for sale or sold in the Territory the manufacture of which, but for the license granted hereunder, would infringe a Valid Claim of a patent included in the Patent Rights.

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1.13 “Royalty Period” means, with respect to the Product, the period during which the research, development, manufacture, use, import, export, offer for sale or sale of such Product in the United States would, but for the license granted hereunder, infringe a Valid Claim.

1.14 “Sublicensee” means any non-Affiliate of AGTC that is granted a sublicense by AGTC under the licenses granted by this Agreement, in accordance with and subject to the provisions of Section 2.2.

1.15 “Term” shall have the meaning set forth in Section 8.1.

1.16 “Territory” shall mean the United States.

1.17 “Third Party” shall mean a person or entity other than MedImmune or AGTC or any of their respective Affiliates.

1.18 “University” shall mean the University of Chicago.

1.19 “U.S. Regulatory Approval” shall mean receipt from the Food and Drug Administration (FDA) of approval to market a Product in the United States, but excluding any pricing or reimbursement approvals required to be obtained before marketing a Product in the United States.

1.20 “Valid Claim” shall mean a claim of any issued, unexpired United States or foreign patent that shall not have been dedicated to the public, disclaimed, abandoned nor held invalid or unenforceable by a court or other body of competent jurisdiction.

ARTICLE II

LICENSE GRANT; DILIGENCE

2.1 License Grant. MedImmune hereby grants to AGTC during the Term, and AGTC hereby accepts an exclusive, royalty-bearing license under the Patent Rights in the Territory, to research, develop, make, have made, use, import, export, offer for sale and sell Products, in each case limited solely to the Field. AGTC acknowledges and agrees that other intellectual property rights may be required to be licensed or otherwise acquired by AGTC to enable AGTC to research, develop, make, use, import, export, sell, offer for sale and sell the Product. AGTC acknowledges and agrees that it is solely responsible for the performance of its obligations under this Agreement. MedImmune acknowledges and agrees that it is solely responsible for the performance of its obligations under the Arch License Agreement. In the event of termination of the Arch License Agreement, this Agreement will be automatically transferred to Arch without the necessity of notice or other communication from Arch to AGTC, and this Agreement will continue thereafter in full force and effect in accordance with the terms hereof. MedImmune will promptly notify AGTC upon termination of the Arch License Agreement.

2.2 Sublicensees. AGTC shall have the right to grant sublicenses under the licenses granted under Section 2.1 upon the prior written approval of MedImmune (following submission to MedImmune of the final draft proposal of the sublicense agreement), which written approval will not to be unreasonably withheld or delayed. Each Sublicensee will be subject to and consistent with the terms and conditions of this Agreement. The grant of a sublicense by AGTC

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will not be deemed to relieve AGTC from the performance of its obligations under this Agreement; provided that such obligations may be performed by an Affiliate or a Sublicensee and will be deemed, for purposes of this Agreement, to have been performed by AGTC. AGTC will promptly provide MedImmune with a final copy of the executed sublicense agreement and any amendments to the sublicense agreement. Within 30 days of the effective date of any sublicense, AGTC will pay to MedImmune [**] percent of any upfront sublicense fee obtained from the applicable Sublicensee.

2.3 Further Limitations. AGTC acknowledges that MedImmune has furnished it with a redacted copy of the Arch License Agreement, as included in Appendix C, and AGTC has had the opportunity to review the redacted Arch License Agreement. AGTC understands and agrees that, notwithstanding any statement to the contrary herein, this Agreement shall be construed to be consistent with the Arch License Agreement to the extent the Arch Inventions are affected. AGTC further acknowledges that, with respect to the Arch Inventions, in no event shall the license granted under Section 2.1 hereof be construed as conferring upon AGTC any greater rights than are conferred upon MedImmune by Arch under the Arch License Agreement and licensed to AGTC by MedImmune under this Agreement.

2.4 No Other Licenses. AGTC understands and agrees that no license under any patent or patent application other than as set forth in Section 2.1, or under any know-how, is or shall be deemed to have been granted under this Agreement, either expressly or by implication.

2.5 Reservation of Rights. AGTC acknowledges and understands that Arch has reserved for itself and the University the irrevocable, non-transferable right to make and use (but not sell) Products and to use those aspects of the Patent Rights deriving from Arch Inventions for educational and research purposes only. In addition, the Arch Inventions may have been conceived with the use of United States government funds. Therefore, there is reserved from the rights granted to AGTC hereunder, the right of the United States government to practice the Arch Inventions conceived with the use of United States government funds in accordance with applicable law for its own purposes in such manner as it sees fit. Neither Arch nor the University shall have any obligation to pay AGTC a royalty or any other fee for the rights reserved in this Section. In addition, any Products utilizing the Arch Inventions could be subject to a requirement to manufacture such Products substantially in the United States.

2.6 Covenant Not to Use. AGTC covenants and agrees that it will not use, directly or indirectly, the Patent Rights for any purpose other than as expressly permitted herein, including, but not limited to, use of the Patent Rights outside of the Field and/or Territory under this Agreement. AGTC also agrees that this Agreement does not authorize AGTC to use the Patent Rights outside of the Territory.

2.7 Diligence. AGTC will use commercially reasonable efforts, consistent with the level of effort reasonably expected to be used in the industry by the exercise of prudent scientific and business judgment with respect to a product of similar commercial potential, i.e. taking into account the safety, efficacy and competitiveness of such products, to research, develop and commercialize the Product. The efforts of a Sublicensee and/or an Affiliate of AGTC will be considered as efforts of AGTC for the purposes of this Section 2.4. AGTC will provide MedImmune with a written report with respect to its efforts to research, develop, manufacture, and commercialize Products within 60 days after the end of each Calendar Year.

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ARTICLE III

FEES AND ROYALTY PAYMENTS

3.1 Consideration for License. In partial consideration for the license granted under the Patent Rights, AGTC shall pay MedImmune (whether or not an invoice is provided by MedImmune) a non-creditable, non-refundable administrative license grant fee of [**] upon the Effective Date of this Agreement.

3.2 Development Milestone Payments.

(a) AGTC will make the following payment to MedImmune upon the first achievement by AGTC of the corresponding development milestone for each Product. All such payments shall be non-creditable and non-refundable. The milestone payment obligation will not apply to an Improvement when such Improvement is intended for use and/or used in the same Indication and patient population as the Product for which milestone payment(s) were applicable.

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(b) Upon achievement of the corresponding development milestones set forth above for any Product sold by Sublicensees, AGTC will pay MedImmune the greater of (i) the amounts set forth above for each milestone or (ii) five percent of all monetary consideration (excluding reimbursement of expenses, equity and royalty payments) that AGTC receives from the Sublicensees in consideration for achievement of the applicable milestone. The milestone payment obligation will not apply to an Improvement when such Improvement is intended for use and/or used in the same Indication and patient population as the Product for which milestone payment(s) were applicable.

3.3 Royalties. Subject to the terms and conditions of this Agreement, AGTC shall pay to MedImmune royalties at the following rates:

(a) [**] of the portion of Net Sales of the Product in a Calendar Year up to and including [**];

(b) [**] of the portion of Net Sales of the Product in a Calendar Year in excess of [**] up to and including [**]; and

(c) [**] of the portion of Net Sales of the Product in a Calendar Year that exceeds [**].

AGTC’s obligation to pay royalties to MedImmune hereunder shall continue until the end of the Royalty Period.

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3.4 Reduction of Royalties. In the event that royalties are to be paid to MedImmune under Section 3.3, and AGTC also owes royalties to a Third Party in connection with obtaining a license from such Third Party to research, develop, make, use, import, export, offer for sale or sell the Product in the Field, then [**] of the royalties AGTC actually pays to such Third Party shall be deducted from royalties paid to MedImmune under Section 3.3. In no event, however, shall such reduction reduce the royalties due to MedImmune under Section 3.3 to less than [**] of Net Sales. Except as otherwise specifically provided in this Agreement, the foregoing shall be the only reduction in the royalties due to MedImmune under Section 3.3.

3.5 Payments. The amount of royalty due to MedImmune shall be calculated quarterly for quarter ending on March 31, June 30, September 30 and December 31 (each being the last day of a quarterly “Accounting Period”) and shall be paid within 45 days following each such date or, if the payment due is for activities of an Affiliate or Sublicensee, within 60 days after AGTC receives the relevant payment from such Affiliate or Sublicensee, to a bank account designated by MedImmune in writing. Every such payment shall be supported by the accounting prescribed in Section 4.2 herein and shall be made in United States dollars. Whenever calculating royalties conversion from any foreign currency shall be required, such conversion shall be separately converted into US Dollars based on the average rate of exchange for each month during the applicable Accounting Period (based on daily noon buying rates for cable transfers in New York City certified for customs purposes by the Federal Reserve Bank of New York, available on the website for the Board of Governors of the Federal Reserve System (or any successor entity), and the sum of all three monthly values calculated above.

3.6 Tax Withholding. Any tax imposed upon MedImmune required to be withheld by AGTC under the laws of any foreign country for the account of MedImmune shall be promptly paid by AGTC for and on behalf of MedImmune to the appropriate governmental authority, and AGTC shall furnish MedImmune with proof of payment of such tax. Any such tax actually paid on MedImmune’s behalf shall be deducted from royalty payments due to MedImmune. AGTC shall reasonably assist MedImmune in connection with the making of foreign tax credit to its payment of U.S. tax.

3.7 Late Fees. All payments due to MedImmune under this Article 3 not made when due shall bear daily compounded interest, calculated from the date such payment was due, at the prime rate of interest as reported in The Wall Street Journal on the day the payment was due.

ARTICLE IV

RECORDS AND REPORTS

4.1 First Commercial Sale. AGTC shall report to MedImmune the date of First Commercial Sale of any Product within 30 days of occurrence.

4.2 Record Keeping. AGTC shall keep, and shall cause each of its Affiliates and Sublicensees to keep, full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and other amounts payable to MedImmune, including without limitation, items included in the calculation of Net Sales. Such books of account, together with all necessary supporting data, shall be kept at the AGTC’s principal place of business or other location reasonably determined by AGTC for the Term and three years

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thereafter and shall be open for inspection by an independent certified accountant selected by MedImmune and reasonably acceptable to AGTC upon reasonable notice during normal business hours, at MedImmune’s expense, for the sole purpose of verifying royalty statements or other payments due under this Agreement, but in no event more than once in each Calendar Year. All information and data offered shall be used only for the purpose of verifying royalties and amounts due, and shall be treated as AGTC Confidential Information subject to the obligations of this Agreement. Disclosure by such accountant to MedImmune shall be limited to the information necessary to quantify any underpayment and to identify the cause thereof, including without limitation the amount, if any, that any such royalties or other amounts have been underpaid. In the event that for the period inspected, AGTC has underpaid royalties or other amounts due under this Agreement by more than [**] percent of the amount actually owed, then AGTC shall pay the fees charged by such auditor to MedImmune for such inspection.

4.3 Reports. With each quarterly payment, AGTC shall deliver to MedImmune a full and accurate accounting of the calculation of the royalties owing hereunder to include at least the following information, which accounting shall be treated as AGTC Confidential Information subject to the obligations of this Agreement:

(a) quantity of each Product sold or provided by AGTC, its Affiliates and Sublicensees;

(b) Net Sales for each Product, including a detailed reconciliation from the gross invoiced sales price to Net Sales; and

(c) the calculation of the gross royalties (before deductions) for each Product and any deductions, offsets and credits therefrom.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

5.1 Mutual. Each Party warrants and represents to the other that:

(a) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(b) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c) this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms.

5.2 By MedImmune. MedImmune warrants, represents and covenants to AGTC that except as described in Appendix B, which is attached hereto and incorporated herein by reference:

(a) it has not granted and, prior to the expiration or termination of this Agreement, it will not grant any rights that conflict with or are otherwise inconsistent with the rights granted to AGTC under this Agreement;

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(b) it has no reason to believe that the statements in section 5.2(a) are not true, as of the date hereof, and it will notify AGTC promptly upon receipt of any notice received prior to the expiration or termination of this Agreement that any statement in section 5.2(a) is not true or that MedImmune is otherwise in breach of section 5.2(a); and

(c) it is not aware of any claim alleging the invalidity or unenforceability of the Patent Rights, it has not received notice that the exercise of any of the Patent Rights infringes a Third Party patent, and it will notify AGTC promptly of the foregoing.

5.3 Warranty Disclaimer. The Patent Rights licensed to AGTC under this Agreement are provided to AGTC “AS IS.” Except as provided in Section 5.2 above, MedImmune makes no representation or extends any warranty of any kind either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement, or validity of the Patent Rights. Additionally, MedImmune makes no warranties or representations regarding any Products that are made by AGTC, its Affiliates and/or Sublicensees using the Patent Rights.

5.4 Limitation of Liability. In no event shall either Party or their Affiliates be liable for special, indirect, incidental, punitive, consequential or treble damages, whether based on contract, tort, or any other legal theory; provided, however, that this limitation shall not limit the indemnification obligations of AGTC under the provisions of Article 7 for such damages awarded to a Third Party.

ARTICLE VI

PATENT PROVISIONS

6.1 Patent Prosecution, Maintenance and Enforcement. MedImmune shall be solely responsible, at its sole discretion and expense, for the prosecution, defense, and maintenance of Patent Rights, and for enforcing the Patent Rights against actual or suspected third party infringers provided, however, that should MedImmune not take action against an actual or suspected infringer or take action against an actual or suspected infringer in a manner that, in the reasonable judgment of AGTC, is insufficient to protect AGTC’s rights granted hereunder, AGTC will have the right, but not the obligation, to enforce, at its cost and expense, such Patent Right against the actual or suspected infringer in the Field upon reasonable notice to MedImmune.

6.2 Infringement. Each Party agrees to promptly provide written notice to the other Party if such Party becomes aware of any infringement of Patent Rights. Each Party shall, upon the request of the other Party, reasonably cooperate with the other Party in the prosecution, maintenance and enforcement of Patent Rights and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, at the requesting party’s cost and expense.

ARTICLE VII

INDEMNIFICATION

7.1 By AGTC. AGTC shall indemnify, defend and hold Arch, the University, MedImmune and its directors, officers, employees and agents (individually and collectively, the

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“MedImmune Indemnitee”) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Liability”) arising out of or relating in any way to (a) the research, development, possession, use, import, export, offer for sale, sale or other disposition of the Product, whether based on breach of warranty, negligence, product liability or otherwise or (b) any breach of any representation, warranty, covenant or agreement under this Agreement by AGTC, its Affiliates and/or Sublicensees.

7.2 Defense. If any such claims or actions are made, the MedImmune Indemnitee shall be defended at the AGTC’s sole expense by counsel selected by AGTC and reasonably acceptable to the MedImmune Indemnitee, provided that the MedImmune Indemnitee may, at its own expense, also be represented by counsel of its own choosing. AGTC shall have the sole right to control the defense of any such claim or action, subject to the terms of this Article 7.

7.3 Limitation. AGTC’s indemnification obligations under Section 7.1 shall not apply to any Liability determined by final judgment to be attributable to the gross negligence, intentional misconduct or unlawful act of any MedImmune Indemnitee.

7.4 Settlement. AGTC may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment (a) with prior written notice to the MedImmune Indemnitee but without the consent of the MedImmune Indemnitee where the only liability to the MedImmune Indemnitee is the payment of money and AGTC makes such payment (b) otherwise only with the prior written consent of the MedImmune Indemnitee not to be unreasonably withheld in all other cases.

7.5 Notice. The MedImmune Indemnitee shall notify AGTC promptly of any claim, demand, action or other proceeding under Section 7.1 and shall reasonably cooperate with all reasonable requests of AGTC with respect thereto.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term. The term of this Agreement will commence on the Effective Date and remain in full force until the conclusion of the Royalty Period, unless earlier terminated in accordance with this Article 8 (“Term”).

8.2 Termination. This Agreement and the license granted hereunder may be terminated by notice by either Party at any time during the term of this Agreement:

(a) with respect to any material breach including, but not limited to, by MedImmune for uses of the Product outside of the Field by AGTC, if such Party provides the breaching Party with written notice thereof within 45 days after such Party first becomes aware of such breach and such breach is not cured within the 45 day period. By way of example and not limitation, AGTC’s uncured failure to exercise commercially reasonable efforts to commercialize a Product, pay royalties or provide reports to MedImmune under this Agreement shall constitute a material breach; or

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(b) if voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party, in each of the foregoing cases only if it is for dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, then this Agreement may be terminated by the other Party.

8.3 Effect of Termination. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Section 9.13 shall survive the termination or expiration of the Agreement and shall continue in effect for 10 years following such termination or expiration. Any expiration or early termination of this Agreement shall be without prejudice to the rights and remedies of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Product(s) sold prior to such termination. The Parties understand and agree that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a partial remedy for any such breach.

8.4 Termination Report. Within sixty (60) days after the date of termination of this Agreement, AGTC shall make a written report to MedImmune of the number, description, and amount of Product sold by AGTC, its Affiliates and/or Sublicensees upon which royalties are payable hereunder that were not previously reported to MedImmune. Such report shall contain the calculation of Net Sales of the Products and the royalty payment due to MedImmune. Concurrent with the report, AGTC will remit payment for the royalty payment.

ARTICLE IX

GENERAL PROVISIONS

9.1 Assignment; Successors. The Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by AGTC without the prior written consent of MedImmune; provided, however that AGTC may, without such consent but with written notice to MedImmune, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to adeno-associated viruses, or to its successor-in-interest in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement. Any purported assignment or transfer in violation of this Section 9.1 shall be void. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of MedImmune and AGTC. Nothing in this Agreement will be deemed to prohibit the assignment of MedImmune’s rights under this Agreement or the assignment, license or sublicense, as applicable, transfer or sale of the Patent Rights by MedImmune to a third party.

9.2 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the

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substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to the other Party at its address below or to such other address as a Party shall have last furnished. All notices shall be effective upon receipt by addressee.

To AGTC:

Applied Genetic Technologies Corporation

12085 Research Drive

Alachua, Florida 32615

Attention: Chief Executive Officer

Fax: (386) 462-0875

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Hemmie Chang

To MedImmune:

MedImmune Vaccines, Inc.

c/o MedImmune, Inc.

One MedImmune Way

Gaithersburg, Maryland 20878

Attention: Vice President, Corporate Development

with a copy to:

MedImmune, Inc.

One MedImmune Way

Gaithersburg, Maryland 20878

Attention: General Counsel

9.4 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Columbia, and AGTC and MedImmune hereby consent to the personal and exclusive jurisdiction of such courts (and the appellate courts) and the venue of such courts in any such suit, action or proceeding.

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9.5 Entire Agreement. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties.

9.6 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.7 Independent Contractors. It is expressly agreed that AGTC and MedImmune shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither AGTC nor MedImmune shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the Party to do so.

9.8 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise, excepting only as to an expressed, written and signed waiver as to a particular matter for a particular period of time.

9.9 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code (“Bankruptcy Code”). In the event of the commencement of a case by or against either Party under any Chapter of the Bankruptcy Code, this Agreement shall be deemed an executory contract and all rights and obligations hereunder shall be determined in accordance with Section 365 of the Bankruptcy Code.

9.11 Publicity. The Parties may issue a press release relating to this Agreement or activities conducted hereunder, as approved in writing by both Parties. A Party may issue any subsequent press releases relating to this Agreement or activities conducted hereunder upon the written approval of the other Party, such approval not to be unreasonably withheld. Each Party will submit to the other Party a draft of any proposed press release for review and comment by the other Party at least five full business days prior to the date on which such party would like to release such press release, unless such five-day period is waived by the other Party in writing.

9.12 Trade Names and Trademarks. No right, express or implied, is granted by this Agreement to use in any manner the name “MedImmune” or any other trade name or trademark of MedImmune in connection with this Agreement.

9.13 Confidentiality. Each Party shall be free to disclose the existence of this Agreement (but not its terms) to any third party. Neither Party shall disclose any of the terms

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(including, but not limited to, the financial terms) of this Agreement to any third party without the prior written consent of the other Party; provided, however, that each Party shall be free to disclose any of the terms of this Agreement (a) to the extent that a Party reasonably believes it is required to do so by securities or other applicable laws, regulations or rules of any governmental authority (including the regulations or rules of any relevant stock exchange), (b) to its Affiliates, or in connection with a potential bona-fide institutional financing transaction or acquisition transaction, or to prospective business partners, such as sublicensees, investors, collaborators, joint venturers, acquirors, merger partners, etc.; (c) to its accountants, attorneys and other professional advisors, provided that in the case of any disclosure under (b) or (c) above, the recipient(s) are obligated and undertake to keep such terms confidential to the same extent as said Party, or (d) by judicial or other governmental order, provided that in the case of (a) and (d) above, the disclosing Party will provide written notice as early as practicable to the other Party and will file any motions, protective orders or the like reasonably requested by the other Party to limit the disclosure of such information.

9.14 Insurance. AGTC shall, at its own expense, obtain and maintain in full force and effect the following insurance during the Term (a) commercial general liability insurance with per occurrence limits not less than [**]; (b) Product liability insurance, including clinical trial insurance, with limits of not less than [**] per occurrence and in the aggregate. AGTC will furnish certificates of insurance for the above-noted policies to MedImmune as soon as practicable after the Effective Date and upon renewal of any such policies. Each insurance policy shall name MedImmune and Arch as an additional insured. Each insurance policy that is required under this Section 9.14 shall be obtained from an insurance carrier with an A.M. best financial strength rating of at least A and financial size category of at least IX.

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The Parties have executed this Agreement as of the date first set forth above.

MEDIMMUNE, INC.			APPLIED GENETICS TECHNOLOGIES CORPORATION

By:	/s/ Edward T. Mathers		By:	/s/ Susan B. Washer
	Name:	Edward T. Maters		Name:	Susan B. Washer
	Title:	SVP, Corporate Development		Title:	President & CEO

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APPENDIX A: PATENTS

U.S. Patent Numbers: [**]

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APPENDIX B

MedImmune currently licenses certain exclusive rights to the patents listed in Appendix A to a third-party outside of the Field licensed in this Agreement to AGTC. [**] AGTC acknowledges that the rights granted to AGTC under this Agreement will be subject to the rights granted to said third-party.

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APPENDIX C

Redacted Copy of Arch License Agreement (attached)

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LICENSE AGREEMENT

License Agreement dated as of July 1, 1992, between ARCH DEVELOPMENT CORPORATION, an Illinois not-for-profit corporation (“ARCH”), and VECTOR PHARMACEUTICALS, INC, a California corporation (“Licensee”).

PRELIMINARY STAT MEW

ARCH holds rights to the Licensed Patent Rights described below.

Licensee wishes to obtain the right to exploit the Licensed Patent Rights in commercial settings.

Therefore, in consideration of the mutual obligations set forth herein and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARCH and Licensee agree as follows.

ARTICLE I

DEFINITIONS

The following capitalized terms are used in this Agreement with the following meanings:

“Affiliate” means, as to any person or entity, any other person or entity which is directly or indirectly controlled by, or is under common control with, such person or entity. For purposes of the preceding definition, “control” means the right to control, or actual control of, the management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

“Combination Product” means any product that is comprised in. part of a Licensed Product and in part of one or more other-biologically active diagnostic, preventive or therapeutic agents which are not themselves Licensed Products the “Other Agents”). “Other Agents” excludes diluents and vehicles of Licensed Products.

“Commercial Sale” means any transfer to another person or entity, for value, after which transfer the seller has no right or power to determine the transferee’s resale price, if any. A transfer by Licensee to an Affiliate or sublicensee shall not constitute a Commercial Sale. “Commercial Sale” does not include distribution of free promotional samples of any Licensed Product Combination Product by Licensee or any of its Affiliates or sublicensees in amounts determined to be commercially reasonable by Vector.

“Improvements” means all modifications, revisions or improvements to the Inventions within the Scope hereafter owned by or subject to the rights of ARCH which improve the performance, marketability, manufacture or quality of the Inventions or any Licensed Product, but only to the extent such modifications, revisions or improvements are not subject to the rights of any third party funding source.

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“Inventions” means the devices, machines, methods, processes, manufactures, compositions of matter and uses (in each case whether patentable or unpatentable) disclosed in or by the patents and patent applications listed on Schedule”’ attached hereto.

“Later Developments” means all discoveries, inventions, or other proprietary matters within the Scope (other than Improvements) now or hereafter owned by or subject to the rights of ARCH, but only to the extent such discoveries, inventions or other proprietary matters are not subject to the rights of any third party funding source.

“Licensed Field” means the prediction, monitoring, diagnosis, prevention and treatment of disease in humans, animals and plants.

“Licensed Patent Rights” means (a) the patents and patent ,applications in which are disclosed any and all Inventions, and (b) all patents and patent applications which are divisions, continuations, continuations-In-part, reissues, renewals, re-examinations, foreign counterparts, substitutions, or extensions of or to any patent applications or patents described in clause (a) of this sentence.

“Licensed Product” means any product within the scope of any claim of any patent or patent application within the Licensed Patent Rights and any product made by any art, method or process within the scope of any claim of any patent or patent application within the Licensed Patent Rights.

“Net Sales” means:

(a) with respect to Licensed Products, the gross sales-price actually charged by Licensee or an Affiliate or sublicensee of Licensee in the Commercial Sale of such Licensed Product, less:

(i) trade, prompt payment, quantity or cash discounts, rebates, and non-affiliated brokers” or agents” commissions, each as actually and customarily allowed and taken:

(ii) amounts actually repaid or credited to customers on account of rejections or returns of specified products on which Royalties have been paid hereunder or on account of retroactive price reductions affecting such products;

(iii) customary freight and other transportation costs, including insurance charges, and duties, tariffs, sales, use and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and actually said or allowed by Licensee, an Affiliate of Licensee or a sublicensee; and

(iv) commercially reasonable allowances for bad debts ,incurred with respect to the initial Licensed-Product during the first full year of Commercial Sales of such Licensed Product, provided that such bad debt reserve shall be deemed extinguished within 180 days of the end of such first full year, and any amount of such reserve not actually debited in accordance with commercially reasonable practices daring that period shall be deemed to be receipts of Net Sales for all purposes of this Agreement; and

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(b) with respect to Combination Products, the gross sales price actually charged by Licensee or an Affiliate or sublicensee of Licensee in the Commercial Sale of such Combination Product, less the deductions set forth in subsections (a)(i) - (iv) above, multiplied by a fraction having (i) a numerator of the gross sales price of the Licensed Product(s) included in such Combination Product as if sold separately or, if such sales price is not available, the fair market value of such Licensed Product(s), and (ii) a denominator of the gross sales price of-such Combination Product, or if such sales price is not available, the sum of the fair market values of the Other Agents and the Licensed .Product(s) contained in such Combination Product. The “fair market value” for any Licensed Product or Other Agent shall be determined for a quantity comparable to that included in the Combination Product and of substantially comparable class, purity and potency, and shall be mutually agreed to by ARCH and Licensee. When no fair market value is available, the fraction set forth above shall be changed to a fraction having (x) a numerator of the cost to Licensee, its Affiliates or sublicensees, of the Licensed Product(s) included in such Combination Product, and (y) a denominator of the sum of such cost plus the cost to Licensee, its Affiliates or sublicensees of the Other Agents contained in such Combination Product, provided that in no event shall the fraction be less than (A) one-half (1/2), if only one Other Agent is included with a Licensed Product(s) in such Combination Product, (B) one-quarter (1/4), if two Other Agents are included with a Licensed Product(s) in such Combination Product, and (C) one-fifth (1/5), if three-or more Other Agents are included with a Licensed Product(s) in such Combination Product. “Cost” as used above means the actual cost. paid by Licensee, and/or it Affiliates or sublicensees in an arm’s length transaction, if purchased, or if not purchased but actually manufactured by any such .entity, the sum of the direct manufacturing cost as determined by such entity’s internal cost accounting system consistently applied.

“Patent Costs” means a person’s out-of-pocket expenses incurred in connection with the preparation, filing, prosecution and maintenance of the patents under the Licensed Patent Rights, including, among other items, the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but excluding costs involved in any patent infringement claims.

“Royalties” means all amounts payable under clauses (b) and (c) of Section 3.1 of this Agreement.

“Scope” means and shall be limited to (i) live, recombinant viral vectors and viral proteins adapted for use in vaccine technology, drug delivery systems or gene therapy that are subject to an obligation of assignment to the University and in which ARCH has obtained property rights, and which have been developed (a). by Dr. Bernard Roizman or under his direction in the course of a collaborative research effort with one or more scientists from entities other than the University, or (b) by Dr. Bernard Roizman or under his direction in the course of a research effort conducted principally in the laboratory of Dr. Bernard Roizman and not in the course of a collaborative effort with one or more senior’ scientists at the University, and (ii) the 34.5 gene described in Items 1 and 7 of Schedule I attached hereto. “Scope” does not include an HSV protease, or its underlying DNA.

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“Sublicense” means any grant by Licensee of any rights to a sublicensee under the terms of Section 2.1 of this Agreement’:

“Technical Information” means the technical information, know-how, processes, reagents, protocols, and samples of assay components, media and/or cell lines and procedures and formulations for producing same, if any, in ARCH’s or Dr. Bernard Roizman’s possession, claimed or described in the Licensed Patent Rights, and which contribute in whole or in part to the practice of the Inventions.

“Territory” means worldwide.

“University” means the University of Chicago.

ARTICLE II

GRANT OF LICENSE

2.1 Grant. ARCH hereby grants and agrees to grant to Licensee and its Affiliates:

(a) an exclusive (except as otherwise specified in Sections 2.2 and 2.3) license to practice the Inventions and make, have made, use and sell Licensed Products (whether singly or as part of a Combination Product, and including the provision of services in connection therewith) under the Licensed Patent Rights within the Licensed Field and within the Territory; and

(b) the exclusive right and authority to grant Sublicenses of the rights granted in clause (a) above, subject to the provisions of this Agreement.

2.2 Reservations. ARCH reserves for itself and the University the irrevocable, non-transferable right to make and use (but not sell) Licensed Products and to use the Licensed Patent Rights, all for educational and research purposes only. In addition, the Inventions may have been conceived with the use of United States government funds. Therefore, there is reserved from the rights granted hereunder the right of the United States government to practice the Inventions for its own purposes in such manner as it sees fit. Licensee further acknowledges that third parties may have ownership interests in Improvements or Later Developments which may preclude the grant of an exclusive license to Licensee in such Improvements or Later Developments. Neither ARCH nor the University shall have any obligation to pay Licensee a royalty or any other fee for the rights reserved in this Section.

2.3 Other Rights. Licensee acknowledges and understands that pursuant to that certain Research Agreement by and between the University and Pasteur Merieux Serums et Vaccins S.A. (“Pasteur Merieux), dated April 1, 1981, as amended, the patents - and patent applications identified as items 4-7 on Schedule I attached hereto have been issued and filed in the name of Pasteur Merieux (formerly known as Institut Merieux). ARCH agrees that it will use its good faith efforts to cause the University to obtain, and thereafter assign to ARCH, the patents and patent applications described above pursuant to the proposed Assignment Agreement

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between the University and Pasteur Merieux (the “PM Agreement”) attached hereto as Exhibit A under substantially the same terms as are set forth in the PM Agreement, so as to effectuate fully the intention of the parties to license to Licensee all of the patents and patent applications set forth on Schedule I attached hereto. ARCH agrees that it will keep Licensee fully informed of the status of its efforts to obtain Pasteur Merieux’s agreement to the PM Agreement, as currently exists or as negotiated by ARCH in good faith. Vector acknowledges that (i) notwithstanding ARCH’S good faith efforts to enter into the PH Agreement with Pasteur Merieux, the agreement which ARCH may eventually enter into with Pasteur Merieux may differ substantially from the PM Agreement, and (ii) in the event the PM Agreement (or some other assignment instrument) is entered into between the University and Pasteur Merieux, the rights granted in Section 2.1 above are subject to all of the terms and conditions of such PM Agreement (or alternative assignment instrument). ARCH shall not have any obligation to pay Licensee a royalty or any other fee for the rights granted to Pasteur Merieux pursuant to the PM Agreement (or alternative assignment instrument).

2.4 Sublicenses. Licensee may enter into Sublicenses for the Licensed Patent Rights as Licensee shall determine in its reasonable discretion, provided that (i) Licensee shall give ARCH written notice of the execution of any Sublicense immediately upon such an event, (ii) Licensee shall promptly provide ARCH with a copy of each such Sublicense and any amendments and modifications thereto, (iii) Licensee may not assign any of its obligations hereunder to any sublicensee, (iv) each Sublicense shall provide that ARCH shall not be responsible for the performance by Licensee of any of Licensee’s obligations under such Sublicense, and (v) the terms of any such Sublicense shall be consistent with the terms of this Agreement. Upon the termination of this Agreement for any reason prior to the expiration of the last-to-expire patent under the Licensed Patent Rights, Licensee’s rights (but not obligations) under each sublicense shall automatically be deemed transferred to ARCH without the necessity of any notice or other communication from ARCH to the sublicensee, and each Sublicense shall continue thereafter in full force and effect in accordance with its terms. Licensee agrees to provide for such an event in each Sublicense in a manner reasonably acceptable to ARCH.

2.5 Improvements. (a) ARCH hereby grants to Licensee an option, without the payment of any additional consideration to ARCH, to include any Improvements within the licenses granted pursuant to Section 2.1 on the terms otherwise set forth in this Agreement. Licensee shall have the right, once every ninety (90) days, to request from Dr. Bernard Roizman, either telephonically or in writing, information regarding the existence or nature of any Improvements, provided Licensee acknowledges and agrees that any failure of Dr. Bernard Roizman to provide such information will not constitute a breach of this Agreement by ARCH. ARCH agrees to notify Licensee in writing of any Improvement within ninety (90) days of ARCH acquiring title to such Improvement, which notice shall describe the Improvement in general terms and shall be accompanied by a confidentiality agreement in reasonable form to be executed by Licensee. Upon the execution of such confidentiality agreement ARCH shall provide Licensee with sufficient details regarding the subject Improvement to allow Licensee to evaluate its commercial potential.

(b) Licensee shall have an exclusive period of one hundred and eighty (180) days after receipt of detailed information concerning an Improvement in which to notify ARCH in writing of its desire to exercise its option with respect to such Improvement. If

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Licensee fails to deliver such notice within the applicable time, or notifies ARCH that it does not wish to exercise such option, Licensee shall have no further rights with respect to such Improvement of any kind or nature whatsoever.

(c) If Licensee exercises its option with respect to an Improvement, the Improvement shall thereafter be deemed an “Invention” for all purposes of this Agreement, and ARCH’s and Licensee’s rights and obligations with respect thereto shall be as set forth in this Agreement. Licensee agrees that it shall pay, or at ARCH’S option reimburse ARCH for, the Patent Costs incurred with respect to the Licensed Patent Rights arising as a consequence of any such Invention (including any Patent Costs for which ARCH is obligated to reimburse any governmental agency), whether incurred before or after the date on which Licensee exercises its option therefor.

2.6 Technical Information. ARCH agrees to provide Licensee with Technical Information which comes within ARCH’s possession from time to time during the term of this Agreement. Licensee shall be entitled to use (and shall be entitled to allow its Affiliates and sublicensees to use) such Technical Information internally in support of development, discovery, manufacturing and marketing efforts for sales of Licensed Products, provided that any such use by Licensee or its Affiliates or sublicensees shall be subject to the restrictions set forth in Section 5.4 below. ARCH further agrees to use its good faith efforts to cause Dr. Bernard Roizman to promptly deliver the reagents contained in the Technical Information and the patent applications contained within the Licensed Patent Rights in his possession to Licensee, at Licensee’s expense.

2.7 Ownership of Discoveries. Each party acknowledges and agrees that any and all discoveries, know-how, inventions, methods, ideas and the like (“Discoveries”) made or discovered solely by its employees, consultants or agents acting within the scope of their respective engagements shall be owned solely by it and that any and all Discoveries made jointly by employees, consultants or agents of each shall be jointly owned, all as determined in accordance with U.S. laws of inventorship. Nothing in the foregoing sentence shall, however,’ be deemed to constitute the grant of any rights by one party to the other in and to any Discoveries, or any other discoveries or inventions owned by such arty, which are not subject to this Agreement.

ARTICLE III

PAYMENTS

3.1 Royalties. For the licenses granted in Section 2.1 of this Agreement, Licensee shall pay ARCH the amounts determined pursuant to subsections (a), (b) and (c) below.

(a) Licensee shall provide ARCH written notice within fifteen (15) days of achievement of each of the milestone events set forth below in respect of any Licensed Products and Combination Products developed by Licensee, its Affiliates or sublicensees, until such time as ARCH shall have received four (4) of such notices with respect to each of such milestone events. Within thirty (30) days after delivering each such notice, Licensee shall make the milestone payments to ARCH set forth below:

(i) Licensee, any of its Affiliates or any of its sublicensee file and IND application for any such Licensed Product or Combination Product: [Redacted]

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(ii) Acceptance by the U.S. Food and Drug Administration (“FDA”) of a New Drug Application (“NDA”) with respect to any such Licensed Product or Combination Product: [Redacted] and

(iii) Licensee, any of its Affiliates or any of its sublicensees obtains written approval to market an such Licensed Product or Combination Product [Redacted]

up to an aggregate maximum amount [Redacted]. Such milestone payments shall be credited against any and all Royalties due to ARCH hereunder in amounts not to exceed [Redacted] of the Royalties due in credit for all such milestone payments actually made. If no U.S. patent issues to ARCH, or an issued patent is invalidated, which patent or patent application contains significant protection for the Inventions incorporated in a Licensed Product for which-milestone payments have been made, such milestone payments shall instead be credited against any and all Royalties due to ARCH hereunder in amounts not to exceed [Redacted] of the Royalties due in any calendar quarter.

(b) A running-royalty-equal to [Redacted] of net sales of Licensed Products-and Combination Products sold by Licensee or any of its Affiliates; and

(c) A running royalty determined with respect to each Sublicense entered into by Licensee or any of its Affiliates as allows:

(i) Where either (a) prior to execution of a Sublicense, Licensee or an Affiliate of Licensee [Redacted] (as allocated by Licensee on a commercially reasonable basis consistent with reasonable, consistently applied internal cost accounting methods) incurred in the course of discovery, research or development of one or more Inventions disclosed in the sublicensed Licensed Patent Rights, which may include such costs incurred in the course of the creation, negotiation and execution of such Sublicense, and may further include, without limitation, costs of due diligence, management activities, market analyses and reasonable attorneys fees; or (b) Licensee has failed to provide evidence reasonably satisfactory to ARCH that the Licensed Product(s) licensed to such sublicensee is principally based upon patent rights or other proprietary rights owned by Licensee or an Affiliate of Licensee, then Licensee shall pay to ARCH [Redacted] of all amounts actually paid to Licensee or an Affiliate of Licensee by a sublicensee with respect to a Licensed Patent Rights so sublicensed (regardless of whether such payments are denominated as fees, royalties or otherwise, and whether paid at the time of or subsequent to the grant of such Sublicense), except that Licensee or an Affiliate of Licensee shall have the right to retain amounts received from such sublicensee specifically related to research and development funding activity, equity investments in Licensee or an Affiliate of Licensee by such sublicensee, loans by such sublicensee to Licensee or an Affiliate of Licensee, or other similar financing activities provided by such sublicensee for the benefit-of Licensee or an Affiliate of Licensee;

(ii) in all other such cases [Redacted] Net Sales of Licensed Products and Combination Products sold by the subject sublicensee.

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All payments made to ARCH pursuant to this Section 3.1 shall be non-refundable under any and all circumstances.

3.2 Calculation of Royalties. (a) Royalties shall be calculated on a calendar quarter basis. Payment of Royalties with respect to each calendar quarter shall be due within. sixty (60) days after the end of-each quarter, beginning with the calendar quarter in which the first commercial sale of Licensed Products occurs.

(b) At the same time that it makes payment of Royalties due with respect to a calendar quarter, Licensee shall deliver to ARCH a true and complete accounting of Commercial Sales of Licensed Products and receipts from those Commercial Sales by Licensee, its Affiliates and its sublicensees during the quarter, with separate accountings of (i) sales and receipts by country And by Licensed Product and Combination Product; and (ii) a calculation of the Royalty due ARCH for such calendar quarter showing the basis on which the Royalty for a particular Licensed Product or Combination Product was determined. If no Commercial Sales of Licensed Products or Sublicense payments were made in such quarter then Licensee’s statement shall be a statement to such effect.

(c) Licensee hereby covenants and agrees that it shall promptly notify ARCH of the occurrence of the events giving rise to Licensee’s obligations to make payments pursuant to 3.1(b) and (c) above.

3.3 Records. Licensee shall keep, and shall cause its Affiliates and sublicensees to keep, accurate records in sufficient detail to permit the Royalties payable under this Agreement to be determined. During the term of this Agreement and for a period of three (3) years following termination of this Agreement, Licensee shall permit (and shall cause each of its Affiliates and sublicensees to permit), upon written request by ARCH and reasonable notice to Licensee, its books and records regarding the sale of Licensed Products and Combination Products to be examined and copied from time to time (but in no event more than twice in any calendar year), at the request of ARCH during normal business hours by ARCH or any representative of ARCH, and shall require each of its Affiliates and sublicensees to do the tame. Such examination shall be made at ARCH’s expense, except that if such examination discloses a discrepancy of 5% or more in the amount of Royalties due ARCH, then Licensee shall reimburse ARCH for the reasonable cost of such examination, including any professional fees incurred by ARCH. In connection with any examination or copying of books or records in accordance with the preceding sentence, ARCH or such representative of ARCH shall examine only such information as is required to verify the Licensee’s compliance under this Agreement.

3.4 Foreign Payments. In the event of transactions giving rise to an obligation to make a payment hereunder with respect to which Licensee, any of its Affiliates or any sublicensee receives payment in a currency other than currency which is legal tender in the

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united States of America, all payments required to be made by Licensee under Section 3.1 hereof shall be converted, prior to payment, into United States dollars at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the quarter in which such transaction occurred.

3.5 Overdue Payments. Payments due to ARCH under this Agreement shall, if not paid when due, bear simple interest at the lower of 14% or the highest rate permitted by law, calculated on the basis of a 360 day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section shall be due to ARCH on demand. The accrual or receipt by ARCH of interest under this Section shall not constitute a waiver by ARCH of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.

3.6 Termination Report and Payment. Within sixty (60) days after the date of termination of this Agreement, Licensee shall make a written report to ARCH which report shall state the number, description, and amount of Licensed Products sold by Licensee, its Affiliates or any sublicensee upon which Royalties are payable hereunder but which were not previously reported to ARCH, a calculation of the Net Sales of such Licensed Products, and a calculation of the Royalty payment due ARCH for such Licensed Products. Concurrent with the making of such report,-Licensee shall make the Royalty payment due ARCH for such period.

3.7 Progress Report. Licensee shall provide ARCH with an annual written report (the “Annual Report”) delivered on or before February 28 of each year during the term of this Agreement. The Annual Reports shall be in reasonable detail and shall include, with respect to the year just completed, reports concerning (a) the status of Licensed Products targeted for commencement of development efforts, (b) the status of Licensed Products under active development, and (c) the status of developed Licensed Products.

ARTICLE IV

NO WARRANTIES; INDEMNIFICATION

4.1 Warranties. ARCH warrants that it has the right to enter into and perform all of its obligations under this Agreement, and that to ARCH’s knowledge there exists no impediment to ARCH’s right to enter into this Agreement or perform its obligations hereunder.

4.2 Disclaimer of Warranties. Except as otherwise specifically set forth in Section 4.2 above, ARCH HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE INVENTIONS, THE TECHNICAL INFORMATION, THE LICENSED PRODUCTS, THE COMBINATION PRODUCTS OR LICENSED PATENT RIGHTS. ARCH FURTHER HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE PRACTICE OF THE LICENSED PATENT RIGHTS, OR THE MAKING, USING OR SELLING OF LICENSED PRODUCTS OR COMBINATION PRODUCTS, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES. Without limiting the generality of the foregoing, ACH expressly does not warrant (i) the patentability of any of the Inventions, (ii) the accuracy of the Technical Information, other

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information contained in the patents and patent applications listed on Schedule I attached hereto, or (iii) the accuracy, safety, or usefulness for any purpose, of the Technical Information, Licensed Patent Rights, Inventions, Licensed Products or combination Products. Nothing contained in this Agreement shall be construed as either a warranty or representation by ARCH as to the validity or scope of any of any Licensed Patent Rights. ARCH assumes no liability in respect of any infringement of any patent or other right of third parties due to the activities of Licensee, any of its Affiliates or any sublicensee under this Agreement.

4.3 Indemnification. (a) None of ARCH, the University, any Affiliate of any of the foregoing, or any trustee, director, officer, employee, agent or representative of any of the foregoing (each an “Indemnified Person”) shall have any liability whatsoever to Licensee, any of its Affiliates, any sublicensee or any other person for or on account of (and Licensee agrees and covenants, and agrees to cause each of its Affiliates and sublicensees to agree and covenant, not to sue any Indemnified Person in connection with) any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, on any other liability incurred by or imposed upon, Licensee, any of its Affiliates or any sublicensee or any other person, arising out of or in connection with or resulting from (i) the production, use or sale of the Licensed Products and Combination Products by Licensee, any of its Affiliates or its sublicensees, (ii) the use of any Technical Information or Invention by Licensee, any of its Affiliates or its sublicensees, or (iii) any advertising or other promotional activities with respect to either of the foregoing. Licensee shall indemnify and hold ARCH harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney’s fees at the pretrial, trial or appellate level). made against any Indemnified Person with respect to items (i) (ii) and (iii) above (excluding claims made by any third party alleging the invalidity or challenging the scope of any patent included in the Licensed Patent Rights), whether or not such claims are groundless or without merit or basis. This Section 4.3(a) shall not apply to claims by any third party brought against any Indemnified Person claiming an ownership interest in the Inventions, Licensed Products, Combination Products, the Licensed Patent Rights or the Technical Information.

(b) This Agreement is entered into by ARCH independently from the University, and ARCH is acting independently from the University and in its own private capacity and is not acting on behalf of the University, nor as its contractor nor its agent. Correspondingly, it is understood and agreed that the University is not a party to this Agreement and in no manner shall be liable for nor assume any responsibility or obligation for any claim, cost or damages arising out of or resulting from this Agreement, the subject matter licensed, or any action or lack thereof by ARCH, the University, Licensee or any of Licensee’s Affiliates or sublicensees with respect thereto.

(c) Licensee agrees to list ARCH, at Licensee’s expense, as an additional insured under each liability insurance policy covering products that Licensee and each of its Affiliates and sublicensees obtains that includes any coverage of claims relating to any of the Inventions, Licensed Patent Rights, Licensed Products or Combination Products. At ARCH’S request, Licensee will supply ARCH from time to time with copies of each such policy, and will notify ARCH in writing of any termination of or reduction in coverage under any such policies.

(d) Licensee’s obligations under this Section 4.3 shall survive the expiration or earlier termination of all or any part of this Agreement.

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ARTICLE V

PROSECUTION AND MAINTENANCE OF LICENSED PATENT RIGHTS

5.1 Prosecution and Maintenance. During the term of this Agreement, and subject to the exceptions and provisions of Section 5.3 below, Licensee shall be solely responsible for prosecuting and maintaining the patents under the Licensed Patent Rights. Except as otherwise specified in this Agreement, Licensee shall pay when due all Patent Costs hereafter incurred with respect to the Licensed Patent Rights. Licensee shall provide ARCH with copies of all official actions and other communications received by Licensee or its patent counsel with respect to patents under the Licensed Patent Rights. Licensee shall further provide ARCH with copies of any and all draft filings with governmental agencies with respect to the Licensed Patent Rights prior to the submission to the recipients, and shall not submit any such filings without the prior approval of ARCH (not unreasonably withheld or delayed). Licensee and ARCH shall mutually agree on the patent counsel to be employed by licensee in connection with the performance of Licensee’s obligations under this Article V.

5.2 Cooperation. ARCH agrees to cooperate with Licensee in the preparation, filing, prosecution and maintenance of patents under the Licensed Patent Rights, by disclosing such information as may be necessary and by promptly executing such documents as Licensee may reasonably request to effect such efforts. Licensee shall reimburse ARCH for reasonable out-of-pocket costs and expenses incurred by ARCH in connection with its cooperation with Licensee under this Section 5.2. All patents under the Licensed Patent Rights shall be filed, prosecuted and maintained in ARCH’s name or as ARCH shall designate.

5.3 ARCH Applications. (a) In the event that ARCH wishes to file a patent application with respect to any of the Inventions in any jurisdiction in which an application has not already been filed, ARCH shall identify the jurisdiction and the Invention in Writing to Licensee, and Licensee shall have ninety (90) days after it receives such written notice in which to file such a patent application. If Licensee declines or fails to file such a patent application within the earlier of (i) ninety (90) days after receiving the written notice, or (ii) thirty (30) days prior to the filing deadline with respect to such proposed patent application in such proposed jurisdiction, Licensee shall immediately notify ARCH, and ARCH may, in ARCH’s discretion but in ARCH’s name, file and prosecute such patent application.

(b) If Licensee determines to abandon a patent application previously filed with respect to any of the Inventions, it will give ARCH at least ninety (90) days prior written notice of its intention to abandon such application. ARCH may, by written notice to Licensee, elect to continue the prosecution of the application at ARCH’s sole expense and in ARCH’S name. If ARCH determines to abandon a patent application previously filed by Licensee with respect to any of the Inventions, it will give Licensee at least ninety (90) days prior written notice of its intention to abandon such application (but in no event shall such period be less than thirty (30) days prior to any filing deadline with respect to such application). Licensee may thereafter elect to continue the prosecution of the application at Licensee’s sole-expense but in ARCH’S name.

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(c) The abandonment of any patent application by Licensee in accordance with the terms of this Agreement shall not in any way affect the obligations of Licensee for the-payment of any amounts owing hereunder with respect to Royalties or otherwise, nor shall it affect Licensee’s license in and to the Licensed Patent Rights or otherwise cause the termination of this Agreement (unless the abandoned patent application is the last-to-expire of the Licensed Patent Rights).

5.4 Confidentiality. (a) Both Licensee and ARCH agree to treat (and, in the case of Licensee, to cause its Affiliates and sublicensees to treat) as confidential (i) all proprietary information with respect to the Inventions or the Licensed Patent Rights (including the Technical Information) made available by ARCH to Licensee or by Licensee to ARCH, and (ii) the terms and provisions of this Agreement (provided that ARCH may provide all of the foregoing information to the University). ARCH acknowledges that Licensee may find it beneficial to disclose such information provided by ARCH during the conduct of Licensee’s business. Under such circumstances, Licensee may make such information available to third parties (including shareholders of Licensee), provided that Licensee shall first ‘obtain from the recipients a fully-executed confidentiality agreement which is at least as restrictive as the confidentiality agreement Licensee employs to protect its own most valuable trade secrets.

(b) Neither Licensee nor ARCH shall be bound by the provisions of Section 5.4 with respect to information which (i) was previously known to the recipient at the time of disclosure; or (ii) is in the public domain at the time of disclosure; or (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by the recipient or some other third party who is under an agreement of confidentiality with respect to the subject information; or (iv) is required to be disclosed by law.

(c) Notwithstanding the provisions of Section 5.4(a), each of ARCH and the University shall be entitled to make and permit to be made disclosures of information included in the Technical Information and the Inventions in scholarly journals and publications, subject to this Section 5(c). ARCH agrees that it shall use its good faith efforts to provide Licensee with a copy of any manuscript proposed to be published at least 60 days prior to the scheduled publication date. Licensee will review the text or any other material provided to determine if patentable subject matter is disclosed in such text and other material, and will notify ARCH within 20 days of the receipt of the proposed manuscript if it reasonably feels that patentable subject matter is disclosed and that corresponding patent applications should be filed by Licensee in accordance with Section 5.1 above. If it is then determined by ARCH, in the exercise of its reasonable judgement, that patent applications should be filed, ARCH will use its good faith efforts to assist Licensee in the filing by Licensee of patent applications with respect to the patentable subject matter pursuant to Section 5.1 prior to the proposed publication date.

(d) Licensee and ARCH shall each take such actions as the other party may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of this Section 5.4.

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(e) The obligations of Licensee and ARCH under this Section 5.4 shall survive the expiration or earlier termination of all or any other part of this Agreement for three (3) years after such event.

(f) Licensee and ARCH acknowledge that ARCH has previously provided Licensee with information described in Section 5.4(a) above, and that all such information shall be deemed subject to the provisions of this Section 5.(4) as if delivered immediately following the execution of this Agreement,

ARTICLE VI

INFRINGEMENT

6.1 Notification. In the event that either ARCH or Licensee becomes aware of the infringement of any patent under the Licensed Patent Rights within the Licensed Field, each shall promptly inform the other in writing of all details available.

6.2 Licensee’s Right to Prosecute. (a) In the event of infringement by a third party of any patent under the Licensed Patent Rights within the Licensed Field, Licensee may enforce the Licensed Patent Rights against the infringers by appropriate legal proceedings or otherwise, provided that Licensee shall’ employ counsel reasonably satisfactory to ARCH and shall inform ARCH of all developments in such proceedings. Licensee shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers which Licensee initiates. ARCH agrees to cooperate with and join in any enforcement proceedings at the request of Licensee, and at Licensee’s expense. ARCH may be represented by ARCH’s counsel in any such legal proceedings, at ARCH’S own expense (subject to reimbursement under Section 6.2(c)), acting in an advisory but not controlling capacity.

(b) The prosecution, settlement, or abandonment of any proceeding under Section 6.2(a) shall be at Licensee’s reasonable discretion, provided that Licensee shall not have any right to surrender any of ARCH’s rights to the Licensed Patent Rights or to grant any infringer any rights to the Licensed Patent Rights other than a sublicense subject to the conditions which would apply to the grant of any other sublicense.

(c) All recoveries by way of royalties, damages and claims with respect to infringement actions instituted, and claims made (including penalties and interest), during the term of this Agreement, excluding any prosecuted by ARCH under Section 6.3, shall belong to Licensee. To the extent that Licensee’s recoveries with respect to an infringement action or claim exceed Licensee’s reasonable expenses with respect to such action or claim, Licensee shall reimburse ARCH for ARCH’S reasonable expenses for separate representation as provided in Section 6.2(a) with respect to such action or claim. The gross amount of any such recoveries by Licensee, less any amounts already reimbursed to ARCH for its expenses as provided in the immediately preceding sentence, shall be considered Net Sales wrier this Agreement, giving rise to Royalty obligations under Section 3.1(b), without any deductions of any kind.

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6.3 ARCH’s Right to Prosecute – Within Licensed Field. In the event of infringement by a third party of any Licensed Patent Rights within the Licensed Field which ARCH wishes to prosecute, ARCH shall first make a written request that Licensee proceed. In the event that Licensee fails or declines to proceed within ninety (90) days after receipt of a written request by ARCH to do so, then, in ARCH’s sole discretion, (i) ARCH may prosecute the infringer in the name of ARCH or Licensee and (ii) the grant of license to Licensee may become non-exclusive. Any actions by ARCH pursuant to this clause shall be ARCH’s own expense, and ARCH may collect and retain for ARCH’s own use any and all recoveries in any proceeding by ARCH under this Section 6.3. Recoveries collected and retained by ARCH under this Section 6.3 shall not be considered Net Sales or give rise to royalty obligations under Article III. Licensee will cooperate with ARCH and execute any documents necessary for ARCH to exercise ARCH’S rights under this clause. To the extent that ARCH’s recoveries with respect to an infringement action or claim exceed ARCH’S reasonable expenses with respect to such action or claim, ARCH shall reimburse Licensee for Licensee’s reasonable costs in connection with cooperating with ARCH in the prosecution of such action or claim.

6.4 Infringement of Rights of Third Parties. If a Licensed Product becomes the subject of a claim for patent infringement anywhere in the world by virtue of the incorporation of the Licensed Patent Rights or the Inventions, the parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. Licensee shall have the right to conduct the defense of any such suit brought against Licensee and either or both of ARCH and the University using counsel reasonably acceptable to ARCH, and shall have the sole right and authority to settle any such suit, provided that (i) ARCH and the University, as applicable, shall have the right (but not the obligation) to participate in such suit-at their own cost and expense, and (ii) Licensee shall not have any right to surrender any of ARCH’s or the University’s rights to the Licensed’ Patent Rights or to grant to any person or entity any rights to the Licensed Patent Rights other than a sublicense subject to the conditions which would apply to the grant of any other sublicense hereunder. In those circumstances where a third party asserts that its patent dominates the Licensed Patent Rights and Licensee’s right to practice such is at issue, Licensee shall have the right to require ARCH’s participation in any such suit, upon reasonable prior written notice, but at Licensee’s expense.

ARTICLE VII

TERMINATION

7.1 ARCH Right to Terminate. ARCH shall have the right (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement if Licensee (or, with respect to subsection (d) below, any of its Affiliates):

(a) is in default in (i) payments specified in Section 3.1 above, (ii). payments of any reimbursement obligations provided for in this Agreement, or (iii) the making or giving of any reports or notices required to be made or given under this Agreement, and Licensee fails to remedy any such default within thirty (30) days after written notice thereof by ARCH;

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(b) is in material breach of Sections 2.4, 3.3, 3.7, 4.3(c), 5.1, 5.4, 10.2(b) or 10.7 hereof, or Articles VIII or XI, and Licensee fails to remedy any such default within ninety (90) days after written notice thereof by ARCH;

(c) knowingly or wilfully makes any materially false report; or

(d) shall commence a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the “Bankruptcy Code”), or if an involuntary case shall be commenced against Licensee under the Bankruptcy Code and the petition in such case is not dismissed within 30 days of the commencement of the case, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction.

7.2 Licensee Right to Terminate. Licensee may terminate this Agreement at any time by written notice to ARCH, given at least ninety (90) days prior to the termination date specified in the notice. •

7.3 Effect of Termination.

(a) In the event of the termination of this Agreement for any reason, whether by Licensee or ARCH, Licensee shall immediately cease and shall cause each of its Affiliates to immediately cease (i) using, making and having made the Inventions, the Technical Information and any Licensed Products or Combination Products derived therefrom, and shall return to ARCH, or deliver as ARCH directs, the Inventions and the Technical Information then in its possession, and (ii) selling any Licensed Products or Combination Products out of inventories accumulated by Licensee prior to the effective date of termination within sixty (60) days of such date.

(b) Notwithstanding the termination of this Agreement, the following provisions of this Agreement shall survive;

(i) Licensee’s obligation to pay Royalties accrued or accruable;

(ii) Licensee’s obligations under Articles III, IV and XI, Sections 5.1, 5.2, 5.4 and, to the extent proceedings have been initiated, Section 6.2, and this Section 7.3(b); and

(iii) any cause of action or claim of Licensee or ARCH, accrued or to accrue, because of any breach or default by the other party.

7.4 Expiration of Patent Rights. This Agreement shall terminate upon the expiration of the last-to-expire patents of the Licensed Patent Rights, provided that ARCH’s and Licensee’s obligations under Sections 4.2 and 5.4 shall survive and continue in effect as provided in such Sections.

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ARTICLE VIII

ADVERTISING

Each party agrees not to use (and Licensee agrees to ( prohibit its Affiliates and sublicensees from using, the name of the other party (and, in the case of Licensee, the names of the University and the inventors of the Inventions) in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other party, which such consent may be granted or withheld in such party’s sole and complete discretion, provided that, with the prior written consent of ARCH not unreasonably withheld or delayed, Licensee may disclose (1) the names of ARCH, the University and the inventors) of the Inventions to banks, commercial finance institutions or prospective investors from which Licensee may attempt to obtain debt or equity financing, (ii) the identities of ARCH, the University and the inventor(s) of the Inventions-and their respective connections to, and ownership interests in, the Inventions and the Licensed Patent Rights, and (iii) the identity of Dr. Bernard Roizman as a founder and scientific advisor to Licensee in advertising and sales materials.

ARTICLE IX

LATE DEVELOPMENTS

9.1 ARCH hereby grants Licensee the right to negotiate to obtain, on the terms set forth in this Article IX, a license on any Later Developments, which license shall be on mutually agreeable terms.

9.2 ARCH shall notify Licensee of any Later Developments by a writing referring to this provision within ninety (90) days of learning of such Later Development, in sufficient detail to allow Licensee to evaluate the commercial potential of such Later Development. Licensee shall then have ninety (90) days after receipt of such disclosure to submit to ARCH a written offer to license the subject Later Developments on the terms set forth in Licensee’s written offer. If Licensee shall fail to make such an offer within such period, its rights to obtain such Later Development shall be void, and Licensee shall have no interest in or right to such Later Development.

9.3 If Licensee makes the offer described in Section 9.2 above, ARCH shall, within a period of ninety (90) days of the receipt of such offer, notify Licensee in writing of either (i) ARCH’s acceptance of such offer, or (ii) ARCH’s acceptance of a competing offer which is, taking into consideration the overall economic benefit to ARCH of Licensee’s offer and the competing offer, deemed by ARCH to be materially more favorable to ARCH. If ARCH accepts Licensee’s offer to license the subject Later Development, the license shall be on the terms set forth in the offer and otherwise on the terms and conditions set forth in this Agreement to the extent not inconsistent with the offer. If ARCH does not accept Licensee’s offer, ARCH shall disclose to Licensee in said notice the basis for its decision, including the disclosure of the terms of the competing offer which ARCH deemed materially more favorable to ARCH.

ARTICLE X

MISCELLANEOUS

10.1 Good Faith Efforts. [Intentionally Omitted]

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10.2 Assignment. (a) This Agreement may, at any time and upon sixty (60) days prior notice to Licensee, be assigned by ARCH without such assignment operating to terminate, impair or in any way change the rights which ARCH would have had, or an at the obligations or rights which Licensee would have had, if such assignment had not occurred, provided, however, that in no event shall ARCH assign this Agreement to any entity deemed by Licensee in the exercise of its reasonable discretion to be (i) an operating or research and development competitor of Licensee, or (ii) a financial investor entity (excluding any Affiliate of ARCH or the University) which owns a controlling interest in any entity described in (i) above. From and after the making of such assignment, the assignee shall be substituted for ARCH as a party hereto, and ARCH shall no longer be bound hereby, and shall have not further obligations hereunder.

(b) This Agreement may be assigned by Licensee to an Affiliate of Licensee upon at least thirty (30) days prior written notice to ARCH, provided, that in no event shall such assignment relieve Licensee of its liability for the’ performance of Licensee’s obligations hereunder, nor shall it deprive ARCH of its rights to terminate this Agreement or enforce its rights against Licensee or Licensee’s assignee as specifically provided herein. This Agreement shall not be assigned by Licensee in any other circumstances without the prior written consent of ARCH, which may be granted or withheld in ARCH’s sole discretion.

10.3 Entire Agreement, Amendment and Waiver. This Agreement (including any schedules and exhibits attached) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by the parties hereto. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

10.4 Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be given by personal delivery or by United States registered or certified mail, return receipt requested, addressed as follows:

If to ARCH:	[Redacted]

with a copy to:

If to Licensee:	[Redacted]

with a copy to: [Redacted]

or to such other address of which the intended recipient shall have notified the sender by a written notice given in accordance with the terms of this Section. Any notice under this Agreement shall be effective when received.

10.5 Severability. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or either of the parties hereto, to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and the validity of the remaining provisions shall not be affected.

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10.6 Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed in that state.

10.7 Marking. Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate) made or sold under this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

10.8 Implementation. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provision of this Agreement.

10.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which when taken together shall constitute one and the same instrument.

10.10 Captions. The captions used in this Agreement are for convenience only, and are not intended by the parties to be used in the construction or application of the terms hereof.

ARTICLE XI

EXPORT CONTROLS

Neither Licensee nor ARCH shall (i) knowingly transfer, directly or indirectly, any controlled technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such controlled technical data to any destination outside the United States, in either case in violation of the U.S. Department of Commerce’s Export Administration Regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

ARCH”	ARCH Development Corporation, an Illinois not-for profit corporation

	By:	/s/ illegible
Its President

Licensee:	Vector Pharmaceuticals, Inc., a California corporation

	By:	/s/ illegible
Its President

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Schedule I

Patents and Patent Applications

4.	Herpes Simplex Virus as a Vector. Bernard Roizman. U.S. 7/455,771 (filed 12-28-89). Canada issued 1,282,721 (4-9- 91), Japan pending 1186641985 (filed 5-31-85), EPO 85303791.9 pending (5-30-85).

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FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (the “Amendment”) is entered into this 15th day of March, 1996 by and between ARCH DEVELOPMENT CORPORATION, an Illinois not-for-profit corporation (“ARCH”) and AVIRON, a California corporation formerly known as Vector Pharmaceuticals, Inc. (“Licensee), with respect to the following facts.

BACKGROUND

ARCH and Licensee have entered into that certain License Agreement dated as of July I, 1992 (the “Agreement”), whereunder ARCH granted to Licensee an exclusive license to practice the Inventions within the Licensed Field and in the Territory.

Licensee and the University have previously entered into that certain Materials Transfer Agreement (“MTA”) attached hereto as Exhibit 1, whereunder Licensee shall supply to the University certain Materials (as defined in the MTA) for use by Dr. Bernard Roizman, as principal investigator, solely for the conduct of certain Research (as defined in the MTA).

Dr. Bernard Roizman is an employee of the University of Chicago (the “University”), and an inventor or co-inventor of many of the Inventions licensed to Licensee under the Agreement.

ARCH and Dr. Roizman desire that Licensee return to ARCH certain of the rights licensed to Licensee under the Agreement that have not been commercially developed, and Licensee is willing to return such fights to ARCH, all as set forth in and in accordance with the terms of this Agreement.

Now, therefore, in consideration of the mutual obligations set forth herein and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARCH and Licensee agree as follows:

AGREEMENT

1.	Definitions.

a. All capitalized terms used herein if not defined herein shall have the meaning assigned thereto in the Agreement, unless explicitly otherwise provided.

b. The following definition shall be added to Article T of the Agreement:

“34.5 Gene Field” means and is limited to the practice of any Invention for the making, having made, using, selling, identification, development, and commercialization of products that modulate the function of HSV gamma 34.5 for treatment of disease in humans. The 34.5 Gene Field expressly excludes the making, using, or selling of any vector or vaccine claimed or disclosed in the Licensed Patents.

2.	Partial Reversion of License Rights

The following shall be added as new Section 2.8 of Article II of the Agreement;

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2.8 Reversion of Rights to The 34.5 Gene Field.

(a) Subject to the terms and conditions of this Amendment, the exclusive license granted to Licensee under Section 2.1 (a) of the Agreement, to the extent such license covers the 34.5 Gene Field, is terminated in its entirety as of December 31, 1995. In addition, all other Sections of the Agreement and the MTA are hereby revised as of said date to exclude from their terms the 34.5 Gene Field, including, without limiting the generality of the foregoing, the definitions of Licensed Field, Improvements and Later Developments.

(b) The termination of Licensee’s rights to the 34.5 Gene Field shall in no way affect Licensee’s other rights under the Agreement, including, without limitation, Licensee’s (i) license to use and practice the Inventions under the Licensed Patent Rights to make, use and sell Licensed Products in the Licensed Field, but outside the 34.5 Gene Field, (ii) right to continue to prosecute and maintain the Licensed Patent Rights as provided in Article V of the Agreement, but outside the 34.5 Gene Field, as more fully set out in Subsection (c), and subject to (d) below, and (iii) right to enforce the Licensed Patent Rights as set forth in Article VI of the Agreement, but outside the 34.5 Gene Field.

(c) For any patent application which solely covers or for any claim contained in a patent application of the Licensed Patent Rights which covers any portion of the 34.5 Gene Field, ARCH shall have the sole right to prosecute such applications and claims. With respect to all other applications and claims of the Licensed Patent Rights, shall have the sole right to prosecute such applications and claims in accordance with the terms of Sections 5.1, 5.2 and 5.3 of the Agreement. Where an application or any claim of an application of the Licensed Patent Rights covers any portion of both the 34.5 Gene Field and the Licensed Field retained by , both parties shall agree on the prosecution of such application or claim and will cooperate in good faith to do so. If any party desires to abandon any such application or claim referred to in the foregoing sentence, the other party shall have the right to pursue the same on its own (as a separate divisional application), at its own discretion, at its own cost and in ARCH’S name. In the case of , shall prosecute and maintain any such application in accordance with the terms of Sections 5.1, 5.2 and 5.3 of the Agreement. Each party shall pay a pro rata share of the patent prosecute and maintenance costs of each of the applications and issued patents within the Licensed Patent Rights, based upon the ratio of that party’s claims to the total number of claims in the relevant application or patent.

(d) If a license to any claim of any patent of the Licensed Patent Rights retained by is necessary for ARCH, or any licensee of the 34.5 Gene Field from ARCH, to practice the Inventions in the 34.5 Gene Field hereby grants to ARCH a worldwide, royalty-free, perpetual non-exclusive license to such claim of any such patent, with the right to sublicense to any licensee of the 34.5 Gene Field from ARCH, solely for the purpose of practicing the Inventions outside the 34.5 Gene Field but within the retained Licensed Field.

(e) If a license to any claim of any patent of the Licensed Patent Rights in the 34.5 Gene Field is necessary for Licensee, or any sublicensee of the retained Licensed Patent Rights from Licensee, to practice the Inventions outside the 34.5 Gene Field but within the retained Licensed Field, ARCH hereby grants Licensee a worldwide, royalty-free, perpetual non-exclusive license to such claim of any such patent, with the right to sublicense to any sublicensee of the retained Licensed Patent Rights from Licensee, solely for the purpose of practicing the Inventions outside the 34.5 Gene Field but within the retained Licensed Field.

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(f) If ARCH enters into negotiations with a third party to license some or all of its rights in the 34.5 Gene Field, ARCH shall use reasonable efforts to negotiate and obtain such third party’s agreement that it will either pay to ARCH (for payment to Licensee) or directly to Licensee an amount equal to that portion of the Patent Costs incurred by Licensee from July 1, 1992 to December 31, 1995 that relate to claims covering inventions in the 34.5 Gene Field which are in turn the subject of such license to such third party. Such portion of Patent costs will be determined by ARCH and Licensee in the course of good faith negotiations.

3.	Sublicenses.

Licensee represents and warrants that, except as stated in this Section, it did not, at any time prior to the date of this Amendment, grant any rights or grant any sublicense or any rights to obtain a sublicense to any third party (i) to the 34.5 Gene Field or (ii) that would in any way restrict or interfere with ARC.H’s (including Affiliates and sublicensees of ARCH) rights to the 34.5 Gene Field as set forth in this Amendment.

IN WITNESS ‘WHEREOF, the parties hereto, in accordance with Section 10.3 of the Agreement, have caused this Amendment to be executed by their respective duly authorized officers or representatives on the date first above written.

ARCH Development Corporation		Avion

By	/s/ illegible	By	/s/ illegible
	Title President		Title CEO

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SECOND AMENDMENT TO LICENSE AGREEMENT

This Second Amendment to License Agreement (“Second Amendment”) is entered into this 8 day of May, 2000 (the “Effective Date”) by and between ARCH Development Corporation, an Illinois not-for-profit corporation (“ARCH”), and Aviron, a Delaware corporation, formerly incorporated under the laws of the State of California and previously known as Vector Pharmaceuticals, Inc. (“Licensee”).

BACKGROUND

ARCH and Licensee have entered into that certain Licensee Agreement dated as of 1 July 1992 (“Agreement”) and the related First Amendment to License Agreement dated as of 15 March 1996 (“First Amendment”), whereunder ARCH granted to Licensee an exclusive license to practice certain inventions under specified patent rights owned by ARCH.

ARCH and Licensee desire to avoid future disputes regarding interpretation of the Agreement as amended by the First Amendment, particularly with regard to Licensee’s ability and incentive to sublicense patent rights licensed to Licensee under the Agreement and First Amendment. Both parties agree that, as a material element of settling current disputes and for avoidance of future disputes, it is desirable to amend § 3.1(c) of the Agreement as provided herein.

Now, therefore, in consideration of the mutual obligations set forth herein and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARCH and Licensee agree as follows:

AGREEMENT

1. Section 3.1(c) of the Agreement shall be deleted.

2. The following shall be added as the new Section 3.1(c):

(c) A running royalty determined with respect to each Sublicense entered into by Licensee or any of its Affiliates as follows:

Where either (x) prior to the execution of a Sublicense, Licensee or an Affiliate of Licensee Licensee has [Redacted] (as allocated by Licensee on a commercially reasonable basis consistent with reasonable, consistently applied internal cost accounting methods) incurred in the course of discovery, research, and/or development of one or more Inventions disclosed in the sublicensed Licensed Patent Rights, which may include such costs incurred in the course of the creation, negotiation, and execution of such Sublicense, and may further include, without attorneys’ fees; or (y) Licensee has provided evidence reasonably satisfactory to ARCH that the Licensed Product(s) licensed to such sublicensee is (are) principally based upon patent rights or other proprietary rights owned by Licensee or an Affiliate of Licensee, then Licensee shall pay to ARCH [Redacted] Net Sales of Licensed Products and Combination Products sold by the subject sublicensee.

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(ii) Where neither condition (x) nor condition (y) in subparagraph 3.1(c)(i) above has been Satisfied, then Licensee shall pay to ARCH [Redacted] of all amounts actually paid to Licensee or an Affiliate of Licensee with respect to the Licensed Patent Rights so sublicensed (regardless of whether such payments are denominated as fees, royalties, or otherwise, and whether paid at the time of or subsequent to the grant of such Sublicense), except that Licensee or an affiliate of Licensee shall have the right to retain amounts received from such sublicensee specifically related to research and development funding activity, equity investments in Licensee or an Affiliate of Licensee by such sublicensee, loans by such sublicensee to Licensee or an Affiliate of Licensee, or other similar financing activities provided by such sublicensee for the benefit of Licensee or an Affiliate of Licensee.

All payments to ARCH pursuant to this Section 3.1 shall be non-refundable under any and all circumstances, except to the extent that a court of law orders ARCH, Licensee, or an Affiliate of Licensee to repay or refund any amounts paid by a sublicensee. In the event Licensee or an Affiliate of Licensee is demanded to return any payment (whether as a preference under the Bankruptcy Code or otherwise) it has received from a sublicensee and passed through to ARCH, licensee or its Affiliate shall promptly notify ARCH of such demand and, if requested by ARCH, shall contest such demand in good faith and pursue all reasonable defenses available to it. Licensee shall not settle any such demand without ARCH’S written consent, which consent shall not be unreasonably withheld. ARCH shall have the right, but not the obligation, to select counsel to defend, at ARCH’s expense, any action against Licensee for the return of funds as to which Licensee could seek a refund from ARCH pursuant to the preceding two sentences. ARCH shall have no obligation to refund any amounts to Licensee until Licensee shall actually have paid such amounts pursuant to a court order; in that event, ARCH shall refund such amounts to Licensee within 30 days. In the event Licensee ever receives repayment, whether in full or in part, of amounts refunded to Licensee by ARCH, Licensee shall, within 30 days, pay such repaid amounts back to ARCH.

3. Except as amended herein or as modified by the Settlement Agreement and Release entered into of even date herewith between the parties hereto, the Agreement, as amended by the First Amendment, shall remain in full force and effect in all respects.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Second Amendment to License Agreement as of the date first written above.

“ARCH” ARCH Development Corporation 5640 South Ellis Street, Suite 405 Chicago, Illinois		“LICENSEE” Avion 297 N. Bernardo Avenue Mountain View, California

By		By	/s. Boyd Clarke
	Thomas Churchwell		C. Boyd Clarke
	President and CEO		President and CEO

Date:		Date:

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